Exhibit 4(j)

PROTECTIVE LIFE AND ANNUITY INSURANCE COMPANY   •   P. O. BOX 10648   •   BIRMINGHAM,  ALABAMA  35202-0648

TAX SHELTERED ANNUITY (TSA) ENDORSEMENT FOR ANNUITY CONTRACTS

The Contract to which this Tax Sheltered Annuity (TSA) Endorsement is attached is amended to qualify as a tax-sheltered annuity under section 403(b) of the Internal Revenue Code of 1986, as amended (the “Code”) which is not subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Accordingly, all provisions of the Contract and this Endorsement shall be interpreted in accordance with qualification as a tax-sheltered annuity under Code section 403(b) and the regulations thereunder.

The Contract is amended as of the Effective Date as follows:

1.                                      OWNER AND ANNUITANT

The Annuitant must be an individual who is the sole Owner, and all payments made from the Contract while the Annuitant is alive must be made to the Annuitant. The Owner must be an employee or former employee of an organization described in Code section 403(b)(1)(A) for whose benefit the organization has established an annuity program under Code section 403(b) in connection with which this Contract was purchased. Except as otherwise permitted under the Code and applicable regulations, neither the Owner nor the Annuitant can be changed.

2.                                      NONTRANSFERABLE AND NONFORFEITABLE

The Contract is established for the exclusive benefit of the Owner and his or her beneficiaries. The Owner’s interest under the Contract is nontransferable (within the meaning of Code section 401(g)) and is non-forfeitable. In particular, except as permitted by federal tax law, the Contract may not be sold, assigned, discounted or pledged as collateral for a loan or as security for the performance of any obligation or for any other purpose, to any person other than the Company.

3.                                      PURCHASE PAYMENTS

All Purchase Payments must be made only (a) as rollover contributions (as permitted by Code sections 402(c), 402(e)(6), 403(a)(4), 403(b)(8), 403(b)(10), 408(d)(3), and 457(e)(16)); or (b) as non-taxable transfers from other contracts qualifying under Code section 403(b) or custodial accounts qualifying under Code section 403(b)(7). Purchase Payments must consist only of amounts that are not subject to the requirements of ERISA. The Company will not accept a Purchase Payment that includes after-tax contributions.

When allowed, Purchase Payments made pursuant to a salary reduction agreement shall not exceed the limits set forth in Code section 402(g), except as permitted under Code section 414(v), if applicable. Purchase Payments also must not exceed the limitations on contributions under Code sections 403(b) and 415, as applicable. To the extent Purchase Payments are in excess of the amounts permitted under Code sections 402(g), 403(b), 414(v), or 415, we may distribute amounts equal to such excess as permitted by applicable federal tax law. Any Contract provision requiring a specific minimum amount for a subsequent Purchase Payment is deleted.

4.                                      REQUIRED DISTRIBUTIONS GENERALLY

The Owner’s entire interest in the Contract shall be distributed as required under Code sections 401(a)(9) and 403(b)(10) and applicable federal income tax regulations. The provisions of this Endorsement reflecting these requirements override any provision of the Contract that is inconsistent with such requirements.

5.                                      REQUIRED BEGINNING DATE

As used in this Endorsement, the term “Required Beginning Date” means April 1 of the calendar year following the calendar year following the later of (1) the calendar year in which the Owner attains age 70½; or (2) the calendar year in which the Owner retires, or such later date as provided by law. However, unless the Owner’s interest in the Contract is on account of the Owner’s participation in a governmental plan (as defined in Code section 414(d)) or church plan (as defined in Code section 401(a)(9)(C)), if the Owner is a 5-percent owner (as defined in IRC section 416) of the organization described in section 1 of this Endorsement with respect to the plan year ending in the calendar year in which the Owner attains age 70½, the Required Beginning Date is April 1 of the calendar year following the calendar year in which the Owner attains age 70½.

6.                                      DISTRIBUTIONS DURING OWNER’S LIFE

A.                                   Unless otherwise permitted under applicable law, the Owner’s entire interest in the Contract shall be distributed, or commence to be distributed, no later than the Required Beginning Date over:

(i)         the life of the Owner, or the lives of the Owner and his or her designated beneficiary (within the meaning of Code section 401(a)(9)), or

(ii)        a period certain not extending beyond the life expectancy of the Owner, or the joint and last survivor expectancy of the Owner and his or her designated beneficiary.

Payments must be made in periodic intervals of no longer than one year. In addition, payments must be either non-increasing or they may increase only as provided by applicable federal tax law.

B.                                     If the Owner’s interest is to be distributed over a period greater than one year, the amount to be distributed by December 31 of each year (including the year in which the Required Beginning Date occurs) will be made in accordance with the requirements of Code section 401(a)(9) and the regulations thereunder, including the incidental death benefit requirements of Code section 401(a)(9)(G) and the regulations thereunder, including the minimum distribution incidental benefit requirement under such regulations.

7.                                      DISTRIBUTIONS AFTER DEATH OF THE OWNER

A.                                   Unless otherwise permitted under applicable federal tax law, if the Owner dies before distribution of his or her interest in the Contract has begun, distribution of the Owner’s entire interest will be distributed in accordance with one of the following three provisions:

(i)                                     The entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Owner’s death.

(ii)                                  If the interest is payable to an individual who is the Owner’s designated beneficiary, except as provided in paragraph (iii) below, the entire interest will be distributed beginning on or before December 31 of the calendar year immediately following the calendar year in which the Owner died and will be made over the life of the designated beneficiary or over a period not extending beyond the life expectancy of the designated beneficiary. The irrevocable election of this method of distribution must be made by the designated beneficiary no later than December 31 of the calendar year immediately following the calendar year in which the Owner died.

(iii)          If the designated beneficiary is the Owner’s surviving spouse, the spouse may irrevocably elect to receive payments over the life of the surviving spouse or over a period not extending beyond the life expectancy of the surviving spouse, commencing at any date prior to the later of: (a) December 31 of the calendar year immediately following the calendar year in which the Owner died; and (b) December 31 of the calendar year in which the Owner would have attained age 70½. Such election by the surviving spouse must be made no later than the earlier of December 31 of the calendar year containing the fifth anniversary of the Owner’s death or the date distributions are required to begin pursuant to the preceding sentence.

If the surviving spouse dies before distributions begin, the limitations of this section 7.A (without regard to this paragraph iii) shall be applied as if the surviving spouse were the Owner.

B.            Unless otherwise permitted under applicable federal tax law, if the Owner dies after distribution of his or her interest in the Contract has begun, the remaining portion of such interest, if any, will continue to be distributed at least as rapidly as under the method of distribution being used at the time of the Owner’s death.

C.            Distributions under this section are considered to have begun if distributions are made on account of the Owner reaching his or her Required Beginning Date or if prior to the Required Beginning Date the distributions (except for acceleration) irrevocably commence to the Owner over a period permitted and in an annuity form acceptable under the applicable federal tax law.

8.                                      LIFE EXPECTANCY CALCULATIONS

Unless otherwise provided by applicable federal tax law, life expectancy is computed using the expected return multiples in Tables V and VI of Section 1.72-9 of the Federal income tax regulations in accordance with Code sections 401(a)(9) and the regulations thereunder. Life expectancy will not be recalculated with respect to payments under an annuity option under the Contract. In other situations, life expectancy will not be recalculated unless otherwise permitted under Code section 401(a)(9) and the regulations thereunder.

9.                                      ANNUITY OPTIONS

All annuity options under the Contract must meet the requirements of Code sections 401(a)(9) and 403(b)(10). The provisions of this Endorsement reflecting the requirements of these Code sections override any annuity option that is inconsistent with such requirements.

If guaranteed payments are to be made under an annuity option, the period over which the guaranteed payments are to be made must not exceed the period permitted under Q&A-3 of Section 1.401(a)(9)-6 of the Income Tax Regulations (except as otherwise provided by applicable federal tax law).

10.                               WITHDRAWAL OF SALARY REDUCTION CONTRIBUTIONS

Notwithstanding any other provision of the Contract, withdrawals and other distributions attributable to contributions after December 31, 1988, made pursuant to a salary reduction agreement, and the earnings on such contributions and on amounts held as of December 31, 1988, shall not be paid unless the Owner has reached age 59½, had a severance from employment, died, become disabled (within the meaning of Code section 72(m)(7)), or incurred a hardship (in accordance with Code section 403(b)(11) and as provided by the Company); provided that amounts permitted to be distributed in the event of hardship shall be limited to actual salary deferral contributions (excluding earnings thereon); and provided further that amounts may be distributed pursuant to a qualified domestic relations order to the extent permitted by Code section 414(p).

11.                               WITHDRAWAL OF CUSTODIAL ACCOUNT CONTRIBUTIONS

Notwithstanding any other provision of the Contract, Purchase Payments made by a nontaxable transfer from a custodial account qualifying under Code section 403(b)(7) (or amounts attributable to such amounts), and earnings of such amounts, shall not be paid or made available before the Owner has attained age 59½, had a severance from employment, died, become disabled (within the meaning of Code section 72(m)(7)), or in the case of such amounts attributable to contributions made under the custodial account pursuant to a salary reduction agreement, encounters financial hardship (in accordance with Code section 403(b)(7)(A)(ii) and as provided by the Company); provided that such amounts permitted to be paid or made available in the event of financial hardship shall be limited to amounts attributable to actual salary deferral contributions made under the custodial account (excluding earnings thereon); and provided further that amounts may be distributed pursuant to a qualified domestic relations order to the extent permitted by Code section 414(p).

Section 10 of this Endorsement shall not apply to payments or earnings subject to this section 11 which shall instead govern.

12.                               TAX-FREE DIRECT TRANSFERS

Direct transfers to another contract qualifying under Code section 403(b) or to a custodial account qualifying under Code section 403(b)(7) may be made only as permitted by the Contract or under applicable law. To the extent provided by federal tax law, amounts subject to distribution restrictions under the Code may only be transferred to such a contract or account with the same or more stringent restrictions. Direct trustee-to-trustee transfers may be made to a defined benefit governmental plan (as defined in Code section 414(d)) as provided in Code section 403(b)(13).

13.                               DIRECT ROLLOVERS

A distributee may elect, at the time and in the manner prescribed by us, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover.

A.                                   A distributee includes an Owner. In addition, the Owner’s surviving spouse and the Owner’s spouse or former spouse who is the alternative payee under a qualified domestic relations order, as defined in Code section 414(p), are distributees with regard to the interest of the spouse or former spouse.

B.                                     An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include (i) any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint and last survivor expectancies) of the distributee and the distributee’s designated beneficiary, or for a specified period of ten years or more; (ii) any distribution to the extent such distribution is required under Code section 401(a)(9); (iii) the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities); (iv) any hardship distribution described in Code section 403(b)(11) or 403(b)(7)(A)(ii) made to your after 1998; and (v) any other amounts designated in published federal income tax guidance.

C.                                     An eligible retirement plan is an annuity described in Code section 403(b), an individual retirement account described in Code section 408(a), or an individual retirement annuity described in Code section 408(b) that accepts the distributee’s eligible rollover distribution. However, in the case of an eligible rollover distribution to the surviving spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity.

D.                                    A direct rollover is a payment by us to the eligible retirement plan specified by the distributee. All eligible rollover distributions shall be made in accordance with the requirements of Code sections 403(b)(8), 403(b)(10), and 401(a)(31) applicable to tax sheltered annuity contracts.

E.                                      Except as otherwise provided under applicable federal tax law, the following provisions shall apply to distributions after December 31, 2001, for purposes of this section 13.

(i)            An eligible retirement plan also shall mean an annuity plan described in Code section 403(a), a qualified plan described in Code section 401(a), and an eligible plan under Code section 457(b) which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Contract. The definition of eligible retirement plan also shall apply in the case of a distribution to a surviving spouse, or to a spouse or former spouse who is the alternate payee under a qualified domestic relations order.

(ii)           Any amount that is distributed on account of hardship shall not be an eligible rollover distribution, and the distributee may not elect to have any portion of such a distribution paid directly to an eligible retirement plan.

(iii)          To the extent permitted by federal tax law, a portion of a distribution shall not fail to be an eligible rollover distribution merely because the portion consists of after-tax employee contributions that are not includible in gross income. However, such after-tax portion may be transferred only to an eligible retirement plan that is permitted by law to accept such contributions. If required by law, the receiving plan must agree to separately account for amounts so transferred, including separately accounting for the portion of the distribution which is includible in gross income and the portion of the distribution which is not so includible.

14.                               CODE SECTION 72(s)

All references in the Contract to Code section 72(s) are deleted.

15.                               AMENDMENT OF THIS ENDORSEMENT

The Company reserves the right, and the Owner agrees the Company shall have such right, to make any amendments to this Endorsement from time to time as may be necessary to comply with the Code, as amended, and the regulations thereunder. We will obtain all necessary approvals including, where required, that of the Owner and will send you a copy of the endorsement that modifies your Contract. We will not be responsible for any adverse tax consequences resulting from the rejection of such an amendment.

16.                               GROUP CONTRACT

If this Endorsement is used with a certificate issued under a group contract, the term “Owner” refers to the Participant/Annuitant and the term “Contract” refers to your Certificate.

Signed for the Company as of the Effective Date.

Protective Life and Annuity Insurance Company

Deborah J. Long
Secretary